Exhibit 99.3

Sales and Service Talking Points

Let me tell you why this is good for you the customer, the consumer and Move, Inc.

1.	Combining the assets of Move and News Corp will result in broad and substantial benefits for home buyers and home sellers, agents and brokers, and organized real estate in general. Specifically, the combination will deliver:

•	Broadened reach for Move through News Corp’s robust media platform, which includes properties such as the WSJ digital network with approximately 500 million average monthly page views and News America Marketing, which represents nearly 74 million U.S. households.

•	Increased sales and marketing investment to drive higher brand awareness and traffic.

•	Cross-platform promotional opportunities.

•	Improved product innovation that leverages News Corp’s real estate and digital expertise.

•	Increased traffic and time on site with high quality News Corp content

•	As part of News Corp, we will have access to resources, content and media assets that will enable us to more rapidly achieve our potential.

2.	As a business, News Corp believes deeply in content – and the sanctity of high quality content. They believe real estate is a great content opportunity – and they know the real estate space. They believe Move is well positioned to be a big winner in the real estate market – and they intend to invest in our business. News Corp also has a 61.6% stake in the REA Group Limited (“REA”), which operates the leading Australian residential property website, realestate.com.au.

3.	News Corp values our people. Move will be operated as a stand-alone business unit, headquartered in San Jose. Today and in the future we will provide people with the content, tools and professional expertise they need to find their perfect home, and we will work tirelessly to ensure the real estate professional remains a vital component of the real estate experience. Our relationship with the industry is unchanged, though we will have a new parent company intent on providing the tools, resources and reach we need to compete vigorously – and to lead.

Notice to Investors

The Offer described in this sales and service talking points document has not yet commenced. This document is neither an offer to buy nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Move’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that News Corp intends to file with the SEC. In addition, Move will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Move on Schedule 14D-9 and related materials with respect to the tender offer and the merger free of charge at the website of the SEC at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Move under the “Investors Relations” tab at the bottom of the page of Move’s website at www.move.com.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF MOVE AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES PURSUANT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-looking statements

Statements included in this FAQ that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on Move’s current beliefs and expectations. These forward-looking statements include without limitation statements regarding the planned completion of the Offer and the Merger. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Move’s actual future results may differ materially from Move’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: uncertainties as to the timing of the Offer and the Merger; uncertainties as to the percentage of Move’s stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Offer or the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, customers, vendors and other business partners; the risk that stockholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to the business of Move, including the risks detailed under “Risk Factors” and elsewhere in Move’s public periodic filings with the SEC, as well as the tender offer materials to be filed by Parent and Merger Sub and the Solicitation/Recommendation Statement to be filed by Move in connection with the Offer. All forward-looking statements are qualified in their entirety by this cautionary statement and Move undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.